EXHIBIT 10.12

LETTER AGREEMENT, DATED MAY 5, 2005 BETWEEN MYKROLIS

CORPORATION AND ROBERT E. CALDWELL

162

May 5, 2005

Mr. Robert E. Caldwell

393 Mattison Drive

Concord, MA 01742

Dear Ed:

This letter is to confirm the arrangements surrounding your resignation from the Board of Directors of Mykrolis Corporation upon the effectiveness of the merger of Mykrolis Corporation (“Mykrolis”) with and into Entegris, Inc., a Delaware corporation (the “Merger”). On April 26, 2004 you were elected by the Mykrolis stockholders as a Class 1 director to serve for a three year term until the annual meeting of stockholders for 2007. Under the terms of the Merger agreement Mykrolis is permitted to designate only five members of the board of directors of Entegris, Inc. You have agreed not to be one of the ongoing Mykrolis directors of post Merger Entegris in accordance with the terms and conditions of this letter.

1. Continued Service as a Director. You will continue to serve as a director of Mykrolis and as a member of the Management Development & Compensation Committee receiving compensation for those services in accordance with the director compensation policies specified by the Board of Directors, as from time to time in effect, through and until the closing of the Merger.

2. Termination Arrangements. Effective with the closing of the Merger your service as a director of Mykrolis will terminate. In the event that the Merger does not close you will continue as a director of Mykrolis without interruption. Upon the effectiveness of your termination of service, all options to purchase shares of Mykrolis common stock awarded to you shall immediately vest. You shall have a period equal to the lesser of: (i) five (5) years following the date of your resignation or (ii) the original expiration date of the option, to exercise all options that you hold. In addition the 2005 annual equity award of an option covering 8,000 Mykrolis shares shall vest in its entirety upon the effectiveness of your resignation. In addition, in recognition of your service as a director of Mykrolis, the Board of Directors will grant you a discretionary option to purchase 21,688 shares of Mykrolis Common Stock; this option shall: (i) be effective immediately before the termination of your service as a director upon the consummation of the Merger, (ii) be at a price equal to the last closing price of the Corporation’s Common Stock on the New York Stock Exchange on the date immediately preceding the consummation of the Merger, (iii) vest in a single increment effective with the termination of your service as a director upon the consummation of the Merger, and (iv) be exercisable for a period of five (5) years following the termination of your service as a director of this Corporation. All options to acquire Mykrolis Common Stock held by you shall be converted to options to acquire the common stock of post Merger Entegris, Inc. in the same manner as other outstanding Mykrolis options.

163

3. Disclosure of Information. You acknowledge that as a result of your service as a director of Mykrolis, you have been and will continue to be exposed to confidential information of special and unique nature and value relating to such matters as Mykrolis’s trade secrets, systems, procedures, manuals, product formulas, cost information and price determination procedures, confidential reports and lists of customers, long and mid range strategic plans, acquisition targets, and other confidential and proprietary information. You hereby covenant and agree that you shall not, at any time directly or indirectly, divulge or disclose, for any purpose whatsoever, any of such confidential information which has been obtained by or disclosed to you as a result of your service as a director of Mykrolis.

4. Miscellaneous. This Agreement: (i) shall be governed by and construed in accordance with the laws (other than the laws governing conflict of law questions) of the Commonwealth of Massachusetts; (ii) may be amended or modified only by written instrument signed by the party against whom enforcement is sought; (iii) shall be binding upon and inure to the benefit of you, your heirs and distributees, and Mykrolis, its successors and assigns. (iv) sets forth the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings; (v) may not be assigned or transferred by you.

Ed, on behalf of the Mykrolis Board of Directors, I would like to thank you for your service to the Board and to Mykrolis. It has been a real pleasure working with you and I wish you all the best for the future. If the terms and conditions specified in this letter are acceptable to you, kindly countersign the enclosed copy of this letter and deliver it to Mykrolis’s General Counsel, Peter W. Walcott.

Very truly yours,

/s/ Thomas O. Pyle
Thomas O. Pyle
Chairman of the Board of Directors

Agreed and Accepted:

/s/ Robert E. Caldwell.
Robert E. Caldwell

164